Exhibit 10 (f)

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is made effective as of March 15, 2004 by and between Rick A. Beets (“Employee”) and SI Technologies, Inc. (the “Company”), with reference to the following facts:

A. Employee has served as the Chief Executive Officer and in other capacities for the Company since 1993.

B. Employee’s employment for all positions as an officer and employee of the Company and its subsidiaries terminated effective January 28, 2004 (the Company and its subsidiaries are referred to in this Agreement as the “Company Group”).

C. Employee and the Company desire to enter into this Agreement, which provides, among other things, for a severance payment to Employee and a release by Employee of any and all claims related to his employment.

In consideration for the mutual promises contained in this Agreement, the Company and Employee agree as follows:

Termination. Employee and the Company confirm that Employee’s employment with the Company Group terminated effective as of the close of business on January 28, 2004 (“Termination Date”). Employee continues as a director of the Company.

Payments and Benefits to Employee. The Company agrees, until the earlier to occur of July 28, 2004 and the date, if any, that Employee breaches any of his obligations under Section 0 of this Agreement, to:

make to Employee salary continuation payments at a annual rate of $205,000, payable on the Company’s regular payroll dates;

continue to pay the premiums for Company-provided health, dental and other insurance, and reimburse Employee for medical expenses not covered by insurance, to the extent the Company was paying such premiums and making such reimbursements immediately prior to the Termination Date;

reimburse Employee up to $500 per month for actual out-of-pocket expenses incurred by Employee during the period January 29, 2004 through July 28, 2004 for outplacement services, cell phone usage and to lease a furnished outplacement office that provides a desk, telephone and computer, fax and Internet connection, provided that Employee delivers proper evidence of such expenses consistent with the Company’s reimbursement policies;

permit Employee to continue use of the Ford Expedition leased and insured by the Company and which was being used by Employee immediately prior to the Termination Date, provided that Employee complies with each and all of the following conditions: (w) Employee must be the primary driver of the automobile; (x) Employee must comply with the terms and conditions of the lease; (y) Employee must cause routine and all other necessary maintenance to be performed; and (z) the automobile must not be driven more miles than the pro rata share of the annual mileage limitation under the lease except to the extent reasonably necessary in connection with his job search activities (which are expected to require Employee to travel throughout central and southern California). The Company agrees to reimburse Employee for gasoline and routine maintenance expenses incurred by Employee in connection with the automobile. Within one business day of the date Employee’s right to use the Ford Expedition terminates, Employee agrees to deliver the automobile to the Company at its business offices, in good and clean condition, personal effects removed but with all keys and manuals and otherwise in condition to return to the lessor without paying any unreasonable costs or damages to the lessor. Employee hereby agrees to indemnify and hold the Company Group, and their respective directors, officers, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs and expenses (including attorneys fees and court costs) in connection with the automobile and its use by him, members of his family, and others until he delivers the automobile back to the Company. The violation of any of these conditions and agreements regarding the automobile will give the Company the right to terminate Employee’s use of the automobile upon notice.

Reimbursable Expenses. Employee acknowledges that he has submitted for reimbursement all expenses incurred prior to the Termination Date, and the Company agrees to reimburse such expenses to the extent reimbursable under the Company’s standard policies for reimbursement. The Company has no obligation to reimburse Employee for any reimbursement requests submitted after the date of this Agreement for expenses incurred prior to the Termination Date.

Options. The Company acknowledges that: (a) Employee may exercise that certain stock option dated April 14, 1994 for 100,000 shares of Common Stock until 11:59 PM on April 14, 2004; and (b) the following stock options were granted in Employee’s capacity as a director of the Company, and accordingly do not terminate as a result of termination of Employee’s employment (and Employee acknowledges that such options are not “incentive stock options: within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, notwithstanding their designation as incentive stock options): (A) stock option dated January 20, 2000 for 7,500 shares of Common Stock; (B) stock option dated January 23, 2001 for 10,000 shares of Common Stock; (C) stock option dated January 17, 2002 for 10,000 shares of Common Stock; (D) stock option dated December 12, 2002 for 10,000 shares of Common Stock; and (E) stock option dated December 11, 2003 for 10,000 shares of Common Stock. Employee acknowledes that all other stock options held by him terminate no later than April 27, 2004 (90 days after the Termination Date).

Acknowledgment of Full Payment of Amounts Owned. The parties acknowledge and agree that except as specifically provided in this Agreement, Employee has been paid for all compensation due him for his employment, including salary, reimbursable business expenses and accrued vacation due to him for services rendered to the Company Group by Employee up to and including the Termination Date. No further additional vacation or holiday hours or other benefits will accrue to Employee. In light of the payment by the Company of all alleged wages due or to become due to Employee, the parties acknowledge and agree that California Labor Code Section 206.5 is not applicable to the parties hereto. Section 206.5 provides in pertinent part:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

General Release. For and in consideration of the payments and benefits set out in this Agreement, Employee, on behalf of himself and his agents, heirs, successors and assigns, finally and unconditionally releases and discharges the Company, and any and all of its subsidiaries, affiliates and other related companies, as well as any and all of their officers, directors, agents, employees, partners, shareholders, attorneys, predecessors, successors and assigns (the “Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with his employment, the termination of his employment or otherwise.

The claims released by Employee include, but are not limited to, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud. The claims released by Employee further include claims under federal, state or local laws prohibiting employment discrimination and claims under federal and state labor statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act, as well as any and all claims, demands, debts, and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, which Employee now has or claims to have or had at any time or claimed to have against the Released Parties in connection with Employee’s employment or termination from employment.

Employee agrees to forever refrain from instituting, initiating, prosecuting, maintaining or voluntarily participating in any lawsuit, claim or other proceeding in any jurisdiction or forum relating in any way to his employment or termination from employment.

The Company acknowledges that the release does not cover obligations of the Company to indemnify the Employee under applicable law or the Bylaws of the Company.

Waiver of Civil Code Section 1542. The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which Employee does not suspect to exist in his favor which, if known at the time of executing this Agreement, might have affected his actions, and therefore he expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee hereby waives and relinquishes all rights and benefits which he has or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that he may lawfully waive such rights.

Confidentiality. Employee, his attorneys and other agents agree not to disclose or cause the disclosure of the monetary or other terms of settlement, other than as required by law or as necessary for the preparation of income tax returns and other tax-related matters. Any such disclosure shall be considered a breach of this Agreement resulting in damage to the Company.

Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of any payment to Employee by the Company under the terms of this Agreement.

Non-Compete and Non-Solicitation. Employee agrees that from January 28, 2004 through January 27, 2005, he will not, directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of Employee’s employment with the Company; (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (d) either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 1% of the issued and outstanding stock of a publicly held corporation), corporate officer or director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company Group, as described in Exhibit A to this Agreement.

Proprietary Information. Employee acknowledges that by reason of his employment he has had access to substantial proprietary information, trade secrets and confidential information of the Company, including but not limited to, financial information, marketing plans, business methods, pricing and contracts, customer lists, prospective customer lists and Company customer information. Employee covenants and agrees that he will maintain the confidentiality of such proprietary information and refrain from divulging, disclosing or otherwise using, either directly or indirectly, any such proprietary information without the express written authorization of the Company.

No Disparagement. Employee and the Company agree that neither will disparage the other in any manner harmful to the other’s business or personal reputation.

Withholding. The Company may withhold from any amounts payable to Employee under this Agreement the amount(s) it believes necessary to satisfy its withholding obligations under applicable law and regulations.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The state courts of California shall have exclusive jurisdiction over any judicial proceeding relating to any dispute arising out of the interpretation, performance or breach of this Agreement.

Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company and supersedes any and all prior agreements, oral or written, of any kind whatsoever, including the termination of such agreements. No other promise or inducement has been offered for this Agreement. Any amendments to this Agreement must be in writing, signed by Employee and duly authorized representatives of the Company, and must state that the parties intend to amend the Agreement.

Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

Voluntary Execution of Agreement. Employee represents that he has carefully read this entire Agreement and that he knows and understands its contents. Employee has had the opportunity to receive independent legal advice from attorneys of his choice with respect to the preparation, review and advisability of executing this Agreement. Employee further represents and acknowledges that he has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence, with a full understanding of the legal and binding effect of this Agreement. Employee specifically acknowledges that: (a) the Company has advised him that he has at least 21 days to review this Agreement, (ii) he has had the opportunity to make counterproposals to the Agreement, and (iii) the Company has advised him that he has seven days after signing this Agreement to revoke this Agreement. None of Employee’s severance benefits under Section 2 of this Agreement shall become payable unless and until such seven-day period shall have expired with Employee not revoking this Agreement. If Employee revokes this Agreement within such seven-day period, this Agreement shall become null and void and of no force and effect and without any obligation to make any payments or provide any benefits to Employee.

Attorneys’ Fees. If any action or proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover as an element of its costs, and not its damages, reasonable attorneys’ fees to be fixed by the court. The prevailing party is the party who is entitled to recover the costs of its action or proceeding, whether or not such action or proceeding proceeds to final judgment. A party not entitled to recover its costs of suit may not recover attorneys’ fees. No sum for attorneys’ fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys’ fees.

Counterparts/Fax Signatures. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. The parties hereto agree that a facsimile signature shall be as valid and binding as an original signature.

March 15, 2004	Rick A. Beets

March 15, 2004	SI Technologies, Inc.

By:
Name:
Its:

EXHIBIT A

to

Severance Agreement and Release

The listed Weigh / Force Products listed below are for clarification. The Weigh / Force Products and Markets in the Comments Section are considered to be related to SI’s Past and Present Strategic Business and therefore subject to the non-compete covenant.

Products	Geographical Markets or Customers

On-board Scales	All Worldwide Markets Included in Non-Compete Agreement

Bucket Loader Scales	All Worldwide Markets Included in Non-Compete Agreement

Axle Scales	All Worldwide Markets Included in Non-Compete Agreement

Wheel Load Weigher Scales	All Worldwide Markets Included in Non-Compete Agreement

Lift Truck Scales	All Worldwide Markets Included in Non-Compete Agreement

Palletweighers	All Worldwide Markets Included in Non-Compete Agreement

Standard Light Duty Crane Scales	All Worldwide Markets Included in Non-Compete Agreement

Heavy Duty Crane Scales	All Worldwide Markets Included in Non-Compete Agreement

Aircraft Weighing Systems	All Worldwide Markets Included in Non-Compete Agreement

Aircraft Wheel Load Weighers	All Worldwide Markets Included in Non-Compete Agreement

All NTEP / OIML Load Cells	All Worldwide Markets Included in Non-Compete Agreement

All Non-NTEP / OIML Load Cells	All Worldwide Markets Included in Non-Compete Agreement

Bonded Strain Gauge Weight Sensors	All Worldwide Markets Included in Non-Compete Agreement

Truck Scales	All Worldwide Markets Included in Non-Compete Agreement

Platform / Floor Scales	All Worldwide Markets Included in Non-Compete Agreement

Bench Scales	Not Included in Non-Compete Agreement

Counting Scales	Not Included in Non-Compete Agreement

Pricing Scales	Not Included in Non-Compete Agreement

Postal Scales	Not Included in Non-Compete Agreement

Livestock Scales	Not Included in Non-Compete Agreement

Conveyor Scales	Not Included in Non-Compete Agreement

NTEP / OIML Scales Meters	Not Included in Non-Compete Agreement

Strain Gauge Sales	Not Included in Non-Compete Agreement

Fill by Weight Equipment	All Worldwide Markets Included in Non-Compete Agreement

High Speed Check Weighers	All Worldwide Markets Included in Non-Compete Agreement

Tension Measurement Devices	Not Included in Non-Compete Agreement

Torque Measurement Devices	Not Included in Non-Compete Agreement

Load Cell Calibration Software	Not Included in Non-Compete Agreement

Race Car Scale Kits	All Worldwide Markets Included in Non-Compete Agreement

All Other Weighing Equipment	Not Included in Non-Compete Agreement

End

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